Exhibit 10.4

MILESTONE SCIENTIFIC INC.

2026 PERFORMANCE INCENTIVE SUB-PLAN

to the

2020 EQUITY INCENTIVE PLAN

PERFORMANCE BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

Milestone Scientific Inc., a Delaware corporation (the “Company”), hereby grants [NAME] (“Grantee”), a Participant in the 2026 Performance Incentive Sub-Plan of the Company (the “Sub-Plan”) to the Amended and Restated 2020 Equity Incentive Plan of the Company, as amended from time-to-time (the “2020 Plan”), a Award (“Award”) for Performance Restricted Stock Units (“PRSUs” or Units”) representing shares of the Common Stock of the Company (“Shares”). This agreement (the “Award Agreement”) and the grant of Units pursuant hereto is made effective as of the day of , (the “Grant Date”). This Award is granted pursuant to the Sub-Plan and its terms and the terms of the 2020 Plan are incorporated by reference.

RECITALS

A. The Board of Directors of the Company (“Board”) has adopted the 2020 Plan and Sub-Plan as an incentive to retain employees, officers, and Non-Employee Directors of, and consultants to, the Company or its Subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders;

B. The Board has delegated its authority to administer the Sub-Plan to the Compensation Committee of the Board; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Sub-Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein (the “Committee”);

C. The Committee has approved the granting of Units to Grantee pursuant to the Sub-Plan to provide an incentive to Grantee to focus on the long-term growth of the Company.

D. To the extent not specifically defined herein, the defined terms used herein shall have the meaning set out in or determined pursuant to the Sub-Plan (unless the context requires otherwise).

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Grantee agree as follows:

1. Grant of Units. The Company hereby grants to Grantee the number of PRSUs with respect to each Performance Milestone Sub-Pool, as follows:

	Sub-Pool (percentage of Aggregate Pool	Percentage of Sub-Pool Awarded to the Participant
Performance Milestone	allocated to specified Performance Milestone)	Number of Units Awarded to the Participant
LTM Net Sales greater than $11.0 million	20%
LTM Net Sales greater than $13.0 million	20%
LTM Net Sales greater than $15.0 million	30%
Market Capitalization of $50 million	15%
Qualified Acquisition consummated	15%

Each Unit represents the right to receive the same number of the Company’s Shares, subject to the terms and conditions in this Award Agreement and the Sub-Plan.

2. Vesting of Units and Related Information.

2.1 Vesting and other Conditions. The Performance Period, Performance Milestones, conditions to payment (including without limitation, Performance Milestone achievement, vesting, settlement and delivery) and other Award terms and conditions for this Award are set forth in the Sub-Plan. Without limiting the foregoing, no Units shall vest with respect to a Performance Milestone achieved within twelve (12) months from the Grant Date.

3. Termination of Service.

3.1 General. Subject to the provisions of paragraph 3.2 below, if a Grantee’s service with the Company terminates for any reason prior to the achievement of the applicable Sub-Pool’s Performance Milestone, the right to any portion of the Award that has not vested prior to Grantee’s Termination Date shall be forfeited in full and cancelled without consideration as of the Termination Date; provided, that notwithstanding the foregoing, if a Performance Milestone is achieved while Grantee is a Service Provider and thereafter Grantee experiences a Termination of Service for any reason (but subject nevertheless to Section 8(d) (Termination for Cause) of the Sub-Plan), any Units relating to Performance Milestones achieved prior to the Termination Date the achievement of which is thereafter certified by the Committee, such Grantee shall not be deemed to have experienced a Termination of Service solely for purposes of determining entitlement to such Award notwithstanding Grantee’s Termination of Service prior to Certification, subject to Section 7 of the Sub-Plan. Any portion of the Award that has not been achieved prior to the date of a Participant’s Termination of Service with the Company for any reason shall be forfeited as of Grantee’s Termination Date, and neither Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Units.

In other words, Grantee must be employed by the Company on the relevant date of achievement of the Performance Milestone to receive any payment with respect to the Units that vest with respect to such Performance Milestone.

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3.2 Change in Control. Upon a Change in Control, all Awards theretofore granted shall be deemed cancelled and terminated, except that Awards corresponding to Performance Milestones achieved and certified prior to the Change in Control shall vest and settle in accordance with Section 7 of the Sub-Plan, and Units allocated to the Market Capitalization Performance Milestone shall be treated in accordance with Section 11(b) of the Sub-Plan. No vesting or right to any Award, Shares or other compensation will arise from any performance or achievement of any Performance Milestone after a Change in Control.

4. Competition with the Company. In order to protect the Company’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Company’s confidential and trade secret information, thereby promoting the long-term success of the Company’s business, Grantee acknowledges and agrees that as to such Grantee the covenants and provisions set forth in Section 9 of the Sub-Plan are reasonable and valid in geographical and temporal scope and in all other respects.

5. Non-transferability. The Units granted by this Award Agreement shall not be transferable by Grantee or any other person claiming through Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Section 13 of the Sub-Plan.

6. Adjustments. In the event of a stock dividend or in the event the Shares shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining Shares then subject to this Award Agreement the number and class of shares of stock into which each outstanding Share shall be so exchanged, all as set forth in Section 5(b) of the Sub-Plan and Section 5 of the 2020 Plan.

7. Delivery of Shares. No Shares shall be delivered under this Award Agreement until (i) the Units vest in accordance with the schedule set forth in paragraph 1 above, subject to paragraph 3.1 above; (ii) approval of any governmental authority required in connection with the Award Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Committee, Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to Grantee of any Share under this Award Agreement would not violate the Securities Act or any other applicable federal or state securities laws or regulations; (iv) Grantee has complied with paragraph 13 below of this Award Agreement and Section 15 of the Sub-Plan in order for the proper provision for required tax withholdings to be made; (v) Grantee has executed and returned this Award Agreement to the Company; and the issuance of such Shares would be in compliance with Sections 7 and 10 of and the other conditions set forth in the Sub-Plan.

8. Securities Act. The Company shall not be required to deliver any Shares pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

9. Voting and Other Stockholder Related Rights. Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to nonvested Units until the Units become vested and the Company issues Shares to Grantee.

10. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for Grantee by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time-to-time to the other party.

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10.1 Description of Electronic Delivery. The 2020 Plan documents, which may include but do not necessarily include: the 2020 Plan, the Sub-Plan and this Award Agreement, and any reports of the Company provided generally to the Company’s stockholders with respect to the 202 Plan or the Sub-Plan, may be delivered to Grantee electronically. In addition, Grantee may deliver electronically this Award Agreement to the Company or to such third party involved in administering the Sub-Plan as the Company may designate from time-to-time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Sub-Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

10.2 Consent to Electronic Delivery. Grantee acknowledges that Grantee has read paragraph 10.1 above of this Award Agreement and consents to the electronic delivery of the Sub-Plan and 2020 Plan documents. Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Grantee by contacting the Company by telephone or in writing.

11. Administration. This Award Agreement shall at all times be subject to the terms and conditions of the Sub-Plan and the 2020 Plan, and the Sub-Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Sub-Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Sub-Plan and decisions of the majority of the Committee with respect thereto and to this Award Agreement shall be final and binding upon Grantee and the Company. In the event of any conflict between the terms and conditions of this Award Agreement and the Sub-Plan, the provisions of the Sub-Plan shall control.

12. Continuation of Employment. This Award Agreement shall not be construed to confer upon Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.

13. Responsibility for Taxes and Withholdings. Regardless of any action the Company or Grantee’s actual employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Sub-Plan and legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to any relevant taxable or tax withholding event, as applicable, Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, pursuant to Section 15 of the Sub-Plan, if permissible under local law and unless otherwise provided by the Committee prior to the vesting of the shares, Grantee authorizes the Company or the Employer, or their respective agents, to withhold all applicable Tax-Related Items in Shares to be issued upon vesting/settlement of the Units. Alternatively, or in addition, Grantee authorizes the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) provided that at the time of payment the shares of Common Stock of the Company are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board known as a “broker-assisted exercise”, “same day sale”, or “sell to cover;” (ii) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer; (iii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or (iv) personal check or other cash equivalent acceptable to the Company, all as more particularly described in the Sub-Plan.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, for tax purposes, Grantee shall be deemed to have been issued the full number of Shares subject to the Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of Grantee’s participation in the Plan.

Finally, Grantee shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares or the proceeds of the sale of Shares if Grantee fails to comply with his or her obligation in connection with the Tax-Related Items.

14. Amendments. Unless otherwise provided in the Sub-Plan or this Award Agreement, this Award Agreement may be amended only by a written agreement executed by the Company and Grantee.

15. Integrated Agreement. This Award Agreement, the Sub-Plan and the 2020 Plan shall constitute the entire understanding and agreement of Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Award Agreement shall survive any settlement of the Award and shall remain in full force and effect.

16. Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Sun-Plan.

17. Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law and Venue. This Award Agreement shall be interpreted and administered under the laws of the State of Delaware.

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For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts located in Manhattan, New York City, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

19. Other. Grantee represents that Grantee has read and is familiar with the provisions of the 2020 Plan, the Sub-Plan and this Award Agreement, and hereby accepts the Award subject to all of their terms and conditions.

20. Section 409A Compliance. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Award Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax and interest do not apply if the payment qualifies for an exception to the requirements of Section 409A or complies with the requirements of Section 409A. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Award Agreement qualify for the short-term deferral exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Award Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this Award Agreement, to the extent any payments are due on Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). In addition, if Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Award Agreement are payable on Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six month period following Grantee’s “separation from service.” This Award Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Award Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. Grantee remains solely responsible for any adverse tax consequences imposed upon Grantee by Section 409A.

21. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Sub-Plan, on the Units and on any Shares acquired under the Sub-Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Sub-Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be signed by its duly authorized representative and Grantee has signed this Award Agreement as of the date first written above.

MILESTONE SCIENTIFIC INC.

By:
Name:
Title:

GRANTEE:

By:
Name:

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